                                                                      Exhibit 11


                              INTEG INCORPORATED
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                                                                        Period from
                                                                                       April 3, 1990
                                             Three months ended    Six months ended     (inception)
                                             ------------------    ----------------       through
                                             6/30/96    6/30/95    6/30/96  6/30/95       6/30/96
Primary Earnings Per Share:
- - ----------------------------------------
Average shares outstanding                       433        433        433      433              303

SAB No. 83 shares - shares convertible
 into common stock and stock options and
 warrants granted at exercise prices less
 than the initial public offering price
 during the 12 months preceding the initial
 public offering using the treasury method        -       1,643        822    1,643            1,577
                                             ------------------    ----------------    -------------
Total                                            433      2,076      1,255    2,076            1,880
                                             ==================    ================    =============

Net loss                                     ($2,199)   ($1,142)   ($3,842) ($2,056)        ($13,720)
                                             ==================    ================    =============

Net loss per share                            ($5.08)    ($0.56)    ($3.06)  ($0.99)          ($7.30)
                                             ==================    ================    =============


Fully-Diluted Earnings Per Share:
- - ----------------------------------------

Average shares outstanding                       433        433        433      433              303

SAB No. 83 shares - shares convertible
 into common stock and stock options and
 warrants granted at exercise prices less
 than the initial public offering price
 during the 12 months preceding the initial
 public offering using the treasury method        -       1,643        822    1,643            1,577

Assumed conversion of all series of
 convertible preferred stock                   5,836      2,915      5,836    2,510            2,006
                                             ------------------    ----------------    -------------

Total                                          6,269      4,991      7,091    4,586            3,886
                                             ==================    ================    =============

Net loss                                     ($2,499)   ($1,142)   ($3,842) ($2,056)        ($13,720)
                                             ==================    ================    =============

Net loss per share                            ($0.35)     (1)       ($0.54)   (1)             (1)
                                             ==========            ==========

       (1)Pro forma net income (loss) per share are not shown on the face of the statements of operations in accordance with Securities and Exchange Commission staff's position on recapitalization in connection with an initial public offering.